News

El Paso Corporation Announces Resignation of Dwight Scott; Mark Leland to Become Executive Vice President and Chief Financial Officer

HOUSTON, TEXAS, July 18, 2005—El Paso Corporation (NYSE:EP) announced today that D. Dwight Scott, executive vice president and chief financial officer of El Paso, has announced his intention to leave the company. Scott is joining GSO Capital Partners LP, an investment manager focused primarily on the leveraged finance marketplace. He will stay with El Paso through the filing of its second quarter Form 10-Qs.

“I am exceptionally proud to have been associated with my colleagues at El Paso over the last five years and of the progress we have made in that period,” said Scott. “I believe that El Paso has turned the corner in its recovery and will continue on the path to prove that it is one of America’s leading energy companies.”

“It has been my distinct pleasure to work along side Dwight during my tenure with El Paso,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “No single individual did more to guide this company through some of its most difficult times than he did, and for that, all of us at Team El Paso are grateful and wish him great success in this next exciting chapter in his career. He will be greatly missed by everyone who has come in contact with him.”

Scott is being replaced by D. Mark Leland, who is currently executive vice president and chief financial officer of El Paso’s Production and Non-Regulated Operations. Leland began his career with El Paso in 1986 and advanced through the organization in various finance and accounting positions. Prior to his current position, he served as chief financial officer of El Paso’s Midstream Group and chief operating officer of GulfTerra Energy Partners when El Paso was the general partner of that company. Leland is a certified management accountant, a certified internal auditor and a 1984 graduate of the University of Puget Sound.

“El Paso has a deep bench, and we are fortunate to have a person with Mark’s abilities ready to assume the CFO position,” added Foshee. “Mark has a history of excellence during his career. The board and I have every confidence in him, and we welcome him to the Executive Committee of the company.”

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers.

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